No. 70,971

CANADA:

PROVINCE OF BRITISH COLUMBIA

"Companies Act"

I hereby certify that

"SHASTA MINES & OIL LTD.

( N.P.I. )"

has this day been incorporated under the "Companies Act" as a Specially Limited Company.

GIVEN under my hand and Seal of Office at Victoria,

Province of British Columbia, this -2nd- day

of September, one thousand nine

hundred and sixty-six

__________________________________

Registrar of Companies.